1 August 2015 Creating Long-Term Value for Shareholders Exhibit 99.1

2 Forward Looking Statements Certain statements in this presentation are forward-looking statements. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Mylan in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Perrigo Company’s Form 10-K for the year ended June 28, 2014, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this presentation are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise Additional Information and Where to Find It The exchange offer for the outstanding shares of Perrigo described herein has not yet commenced. If and when an exchange offer by Mylan is commenced, Perrigo intends to file a solicitation/recommendation statement with respect to such exchange offer with the Securities and Exchange Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com Irish Takeover Rules The directors of Perrigo accept responsibility for the information contained in this presentation. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this presentation is in accordance with the facts and does not omit anything likely to affect the import of such information. Nothing in this presentation is intended to be a profit forecast or asset valuation and no statement in this presentation should be interpreted to mean that the earnings per Perrigo share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. A person interested in 1% or more of any class of relevant securities of Perrigo may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules. Important Information

3 Perrigo’s Track Record of Value Creation Mylan’s Value Destructive Offer Conclusions and Questions

Clear Strategy For Continued Growth

Perrigo

Executing on our ‘Base Plus Plus Plus’ strategy



Plus
Tysabri® Upside
Plus
Expansive M&A
Multiplier Effect
Plus
Rx-OTC Switches
> $29 Billion
New Product Pipeline
$1 billion** in new products over the next three years
Base Guidance
5-10% organic CAGR Goals*
Durable Global Base
Consumer Health + Branded
Rx
Spec. Sci.

*Goals reflect Calendar Years 2014-2017
**Perrigo Long Term Plan; excludes branded CHC

4

5 Analgesics, 8% Smoking Cessation, 5% Cough/Cold, 9% Gastrointestinal, 7% Animal Health, 3% Other CHC, 6% Infant Formula, 7% VMS, 3% Rx, 19% Tysabri, 6% API & Other, 2% Branded Consumer, 24% Expanding Diversified Franchises* *Pro Forma FY2015 Portfolio includes trailing twelve months of Omega; total net sales of ~$5.5B at constant currency of €1:$1.09 Run-Rate 2015 Consumer-Facing Portfolio – 75%

6 $1 Billion in New Products Over the Next 3 Years Excluding Branded CHC Consumer Healthcare (Legacy CHC + NUT) ANDA Pipeline Addresses >$3.6B in National Brand Sales C Y 1 5 - 1 7 Brand Value > $3.5B New Product Opportunities >30 31 ANDAs Pending FDA Approval 7 Paragraph IV Litigations 9 Projects in Clinical Studies

7 65%15% All Other 20% GRx Tamsulosin BPH (All Strengths/Forms) $6.0B GRx Finasteride Greater Than $29B Market Opportunity in Potential Rx-to-OTC Switches* *Source: WKH Data, CY13 TRx Dollars, except data on Nasals which is sourced from IMS 2015, Wolters Kluwer Health 2006, IRI MULO 2015 Overactive Bladder (All Strengths/Forms) $3.3B 36% 19% 21% All Other 24% GRx Oxybutynin Migraines (Triptan Category) $4.3B 18% GRx Rizatriptan 53% GRx Sumatripta n 9% 20% All Others Asthma (Inhalants Only) $4.5B 37% 25% 19% 19% All Others Ophthalmics (Drops/Liquid Dosage Forms) $3.5B 6% 12% 37% All Others 45% Erectile Dysfunction (Oral Dosage Forms) $3.4B 47% 44% 9% All Others 67% 27% 6% GRx Fluticasone All other Nasals $4.3B

Omega Pharma Acquisition Provides Platform for Pan-European Growth

Perrigo

- **Top 5 European OTC** player with superior distribution and marketing capabilities
- Synergies expected to contribute **>$125 million in adjusted gross profit** in 2019**
- Supports global strategy and positions Perrigo for **continued European organic and inorganic growth**
- Provides a **world-class management team** and leading European distribution network spanning at least 35 countries
- Combined commercial infrastructure, supply chain capabilities and financial strength enables **highly synergistic bolt-on transactions**, as highlighted by recent leading European brand acquisitions

~$1.3B*
Omega Pharma CY14 Revenues

>50%
CY14 Revenues From Top 20 Brands

~$218MM*
Omega Pharma CY14 Operating Cash Flow

~319,000
Pharmacists and Retailers Covered

#1
13 Brands with Leading Market Positions

2
EU Bolt-ons Already Announced

*CY14 Omega Pharma results based on Omega results for the year ended 12/31/14; Translated at a constant currency rate of €1.00 = $1.09
**As disclosed in March 30, 2015 Omega Pharma closing press release

8

9 Increasing Royalty Rate WW MS market was ~$18.5B in 2014 and is expected to grow to ~$22.8B by 2019 (>4% CAGR)* Sizeable upside from potential new indications including Phase III data readout for the treatment of Secondary Progressive Multiple Sclerosis and ongoing development in stroke Potential Growth Drivers: 2015 and Beyond Royalty of 18% on global net sales up to $2B; 25% royalty on global net sales above $2B Safety (REMS) and biologic profile raise the barriers to entry for biosimilars Compelling Efficacy SPMS & Stroke Options Favorable Market Dynamics Tysabri® Momentum New Indications and Expanding Royalty Opportunity *Source: Cowen and Company, February 2015

10 $1.7 $1.9 $2.1 $2.2 $2.3 $2.5 $2.7 $2.6 $0.2 $0.3 $0.6 $0.9 $1.1 $1.4 $2.0 $1.7 $2.1 $2.4 $2.8 $3.2 $3.6 $4.1 $4.6 0 1 2 3 4 5 6/2008 6/2009 6/2010 6/2011 6/2012 6/2013 6/2014 6/2015 M&A Creates Multiplier Effect* Strong Revenue Growth with Increasing Adjusted Operating Margin *Data is given on a FY June basis. All information based on continuing operations **See Appendix for reconciliation of adjusted operating margin to GAAP ***Reflects base year fiscal 2008 Note: Organic sales exclude the effects of acquisitions; acquisitions and their subsequent growth remain in inorganic sales in years following the acquisition T o t a l s a l e s ( $ B ) 14% 15% 18% 20% 22% 23%Adj. Operating Margin**: Contribution to PRGO Net Sales (2008-15)*** Inorganic 9% Organic 6% Total 15% >1,450 BPS Expansion 25% Adjusted Operating Income Growth CAGR 28% 29%

11 $0 $25 $50 $75 $100 $125 $150 $175 $200 6/30/2006 11/17/2008 4/6/2011 8/26/2013 Perrigo Mylan *TSR since 2007 indicates FY2007 period beginning June 30, 2006 to April 7, 2015 (pre-Mylan offer announcement) TOTAL SHAREHOLDER RETURN 4/7/2015 Proven Track Record of Value Creation Through Organic and Inorganic Growth 971% 201% Total Shareholder Return Exceeding 970% since 2007* Jan 2011 Sep 2012 Feb 2013 Jul 2013 Nov 2014 Opthalmic Sterile Ointment and Solution Product Jun 2013 9 generic prescriptions and 4 pipeline products Mar 2007 Jan 2008 Brunel Pharma Ltd Jun 2008 May 2008 Qualis, Inc. Mar 2007 Nov 2008 Oct 2008 Mar 2010 Rights to generic HalfLytely and Bisacodyl May 2010 OTC in Australia and NZ Feb 2014 Feb 2013 Women’s Health Product Portfolio Sep 2014 Mexican Operations May 2015 Portfolio of OTC brands Jun 2015 Jul 2015 Nutritionals and Products Mar 2010

12 Limited Patent Cliff Risk Clear Strategy for Creating Shareholder Value: ‘Base Plus Plus Plus…’ Significant Upside OTC Switches, Tysabri, M&A + + + + Growth Rate 5-10% three-year organic net sales CAGR Deep and Broad Pipeline Enhancing Shareholder Value Base Plus Plus Plus… = Durable and Diversified Business Experienced and Accomplished Management Team

Excellent Corporate Governance Track Record

Perrigo

Highly Capable and Professional Board



Joseph C. Papa
Chairman
President and CEO of Perrigo



Gary K. Kunkle, Jr.
Lead Independent Director
Previously Chairman and CEO of DENTSPLY International Inc.



Laurie Brlas
Chair of Audit Committee
CFO of Newmont Mining Corporation



Gary M. Cohen
Chair of Nominating and Governance Committee
Executive Vice President of Becton, Dickinson and Company (BD)



Jacqualyn A. Fouse
Director
President, Global Hematology & Oncology of Celgene



David T. Gibbons
Director
Chairman of Cott Corporation



Ran Gottfried
Director
Previously Chairman and CEO of Powerpaper Ltd



Ellen Hoffing
Chair of Remuneration Committee
Ex-Chief Operating Officer and Ex Co-President of Neos Therapeutics



Michael J. Jandernoa
Director
Founder and Chairman of 42 North Partners &
Founder and General Partner of Bridge Street Capital



Herman Morris Jr.
Director
City Attorney of the City of Memphis



Donal O'Connor
Director
Retired Partner, PwC Ireland

Management Excellence

BARRON'S

World's Best CEOs
Joe Papa

WALL STREET JOURNAL

Best CFOs 2012
Judy Brown

External Validation of Commitment to Governance

Corporate Secretary
GOVERNANCE • RISK • COMPLIANCE

Best Overall Governance, Compliance & Ethics Program (Perrigo)
2014

Corporate Secretary
GOVERNANCE • RISK • COMPLIANCE

Governance Professional of the Year (Perrigo)
Todd Kingma
2014

20% BY 2020 WOMEN ON BOARDS

2020 Women on Boards Winning "W" Company
2013

13

14 checkbld Annual elections for all directors checkbld All directors (except CEO) are independent under NYSE rules; all committee members are also independent checkbld Board is diverse in gender, ethnicity, experience and skills checkbld Independent directors regularly meet in executive session checkbld Robust share ownership guidelines for directors and officers checkbld A truly independent lead director with no history of related-party transactions checkbld Annual board and committee assessments checkbld No shareholder rights plan checkbld Executive compensation emphasizes performance-based compensation checkbld Annual advisory vote on executive compensation, and an overwhelming majority of the votes cast at our 2014 Annual Meeting approved our NEOs’ compensation Perrigo’s Strong Governance Track Record

15 Perrigo’s Track Record of Value Creation Mylan’s Value Destructive Offer Conclusions and Questions

16 Mylan’s Value Destructive Offer for Perrigo Offer Exposes Perrigo Shareholders to Mylan’s Weak Business Prospects Dilutes Perrigo’s growth and premium valuation5 Increases product concentration and portfolio risk6 Exposes Perrigo to declining Established Products portfolio and shareholder overhang7 Subjects Perrigo to a Board with a consistently poor governance track record8 Transfers ownership to Dutch company with tools to override shareholder interests9 Offer Destroys Value for Shareholders Significantly undervalues Perrigo Any increased offer would further destroy value – more dilutive, more credit risk Any reduction of tender threshold means Mylan cannot fully acquire Perrigo and will lose substantial expected benefits, including related to synergies, and potentially incur substantial costs Highly dilutive to EPS 1 2 4 3

17 40 45 50 55 60 65 70 75 80 1/1/15 2/26/15 4/21/15 6/12/15 8/5/15 Perrigo Mylan $189.65 $54.60 Teva Announces Acquisition of Allergan Generics for $40.5Bn July 27, 2015 Offer Significantly Undervalues Perrigo1 Mylan Now Trading At Pre-Teva Offer LevelsMylan’s Offer Significantly Undervalues Perrigo Recent Analyst Downgrades of Mylan* Target Price Analyst Report Date Previous Current % Decrease Citi 8/3/2015 75 58 (23%) BMO Capital Markets 7/28/2015 82 54 (34%) RBC Capital Markets 7/27/2015 81 64 (21%) Leerink Partners 7/27/2015 67 65 (3%) Cowen and Company 7/27/2015 80 65 (19%) Median** 82 65 (20%) Mylan Unaffected Price: $55.31 Implied Value of Perrigo Offer : $202 March 10, 2015 Teva Rumored To Be Considering Mylan Acquisition March 11, 2015 *Source: Bloomberg; showing all downgrades since 7/27/2015 (date Teva withdrew its offer to acquire Mylan) **Median NTM price targets pre and post AGN acquisition based on five brokers that have downgraded Mylan’s price target and three brokers that have reaffirmed prior price targets • Following a thorough review, advised by its financial and legal advisors, the Board unanimously concluded that the offer substantially undervalues the Company and its future growth prospects and is not in the best interests of Perrigo's shareholders • Mylan had been trading at inflated levels for the past several months as a result of the Teva offer • This offer significantly undervalues Perrigo

18 (16%) (14%) (13%) (11%)(12%) (6%) (2%) 2% (20%) (15%) (10%) (5%) 0% 5% Year 1 Year 2 Year 3 Year 4 3+ Years of Significant EPS Dilution EPS Dilution Would Destroy Value for All Shareholders Both Perrigo and Mylan Shareholders Would be Exposed to Dilution *Illustrative EPS accretion/dilution based on Thomson Consensus Estimates for both Perrigo and Mylan. Perrigo does not endorse or adopt these estimates **Assumes $800MM pre-tax synergies with phase-in of 25% in 2016, 50% in 2017, 75% in 2018 and 100% thereafter; assumes ~$11Bn of new debt raised at il lustrative 4% cost of debt and ~340MM Mylan shares issued to Perrigo shareholders; assumes 18.5% tax rate on synergies (based on Perrigo 2H CY15 commentary around tax rate) and 20% tax shield on new Mylan debt (based on mid-point of Mylan CY15 tax rate guidance) Mylan EPS Accretion Dilution (%) * ** No Synergies Phased-In Synergies 2

19 Increases in Mylan’s Offer Would Further Destroy Value Through Increased EPS Dilution and / or Additional Credit Risk Current Offer Already Stretches All Parameters • Transaction accretive by year four, BUT only if $800MM of synergies are realized - EPS dilution for three full years • Mylan expects to remain investment grade Further Increases Would Destroy More Value xmark More equity = more dilution - Transaction already dilutive for three years xmark More debt = increased credit risk - Mylan trying to maintain investment grade rating • “…we don't see much room to alter the mix; any increased bid without meaningful change in financing mix would add further dilution; and we believe a MYL for PRGO deal would need a shareholder vote and we don't think there would be support.” – RBC, May 6, 2015 • “The challenge for MYL is that the deal is not accretive and with raise of “an offer could be substantially dilutive in the near term. A 15% premium to the current offer takes the deal up to close to double digit dilution in 2018. Mylan shareholders are unlikely to support it.” – Bernstein, May 15, 2015 Analyst Perspectives • "...although the combined company is expected to maintain an investment grade credit rating, Mylan’s increased indebtedness following the consummation of the Transaction could result in a downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries – Mylan Proxy • “We are revising our CreditWatch implications on our ratings on Mylan…to negative from developing. Depending on the ultimate price and financing mix of the potential acquisition of Perrigo, and the de-levering plans post acquisition, we could lower the ratings on Mylan based on the deterioration in credit measures – S&P, July 28, 2015 Increased Offer Presents Significant Credit Risk 3

20 Any Reduction in 80% Tender Threshold Would Create Significant Transaction Risks Publicly Traded Minority Shares Business Operations Capital Structure • Even with board control, Irish law hampers ability to operate and integrate businesses (related party) • Challenging to effect acquisition of remaining shares • Prevents integration and delays / reduces realization of synergies • Creates lasting business distraction • Puts operational performance at significant risk • Prevents Mylan from accessing cash flow without significant value leakage • Material credit uncertainty increases equity risk and financing costs • Potentially triggers change of control provisions on Perrigo debt 4

21 A Combination With Mylan Would Dilute Perrigo’s Growth and Valuation Mylan’s Growth is Significantly Lower than Perrigo’s Mylan Trades at a Large Discount to Perrigo** 6.0% 8.5% 3.9% 5.8% 0% 2% 4% 6% 8% 10% Revenue Operating Income Perrigo Mylan 21.4x 20.2x 20.1x 13.4x 10.6x 11.2x 0x 5x 10x 15x 20x 25x 1-Year Average 3-Year Average 5-Year Average 2016 – 2019 CAGR* *Market data as of 7/30/2015; Revenue and operating income CAGR figures are based on Thomson Consensus Estimates. Perrigo does not endorse or adopt these estimated growth rates **Mylan as of unaffected date of 3/10/15, prior to rumors of Teva’s interest in Mylan; Perrigo as of unaffected date of 4/7/15; Source: Thomson Median Consensus Estimates 5 Perrigo has earned its premium valuation through our high-growth consumer facing business segment, leading market shares, high quality products and proven management track record Share Price / Next Twelve Months EPS (x)

22 Mylan Has Significant Concentration Issues Combination Would Increase Product Portfolio Risk for Perrigo Shareholders Mylan Portfolio Concentration xmark Heavily reliant on EpiPen contribution - $1bn of revenues - 11% of total revenue, 20% of EPS - Facing generic competition xmark Pipeline largely dependent on a small number of large products - Copaxone, Lidoderm, Advair - Each faces uncertain approval outlook Perrigo Portfolio Diversification check Significant revenue diversification - In both single products and product groups - No product >6% of revenue check Assets have no near-term patent cliff risk check > $29Bn market opportunity in potential Rx-to-OTC switches check Diversified product portfolio across all franchises North America Generics 35% Europe Generics 15% EpiPen 11% Other Generics and Specialty 18% Established Products Portfolio 21% Column1 Mylan’s Revenue Breakdown* xmarkbld Declining growth profile xmarkbld Focus on commodity generics xmarkbld Facing generic challenge xmarkbld Significant government pricing pressure *Mylan 2014 revenue per 10-K, pro forma for Abbott’s non-US developed markets and branded generics business as of 12/31/14 per 8K filed on 26-Mar-2015, EpiPen 2014 sales per EvaluatePharma 6 vs.

23 Mylan’s acquisition created inversion-related risks: (1) completed after May 8th, 2014 (proposed retroactive date for new legislation), (2) complex UK / Netherlands structure “I said that nothing's changed. But we don't have intention long-term of being shareholders in Mylan.” – Miles White, Abbott CEO, July 2015 “While we are not averse to tax inversion transaction as a means towards shareholder creation in general, we question the strategic rationale of the MYL / ABT transaction, which involves the acquisition of a declining asset.” – Citi, July 2014 “The purchase simply makes Mylan bigger in markets that have historically proved growth problematic for both branded and generic companies. Second, the acquired portfolio is effectively a no growth business, in our view.” – Needham, July 2014 2,666 2,364 2,112 1,985 0 500 1,000 1,500 2,000 2,500 3,000 3,500 2011A 2012A 2013A 2014A *Historical revenue figures per Mylan S-4 fil ing Acquired Abbott’s Established Pharmaceuticals Division Revenue Has Rapidly Declined Historical Established Products Portfolio Revenues ($MM)* Analysts Didn’t Like The Transaction Mylan’s Acquisition Added Declining Assets and Created Shareholder Overhang Abbott Position Creates 14.2% Overhang… 7 …To Add To 4.6% Teva Overhang Total Overhang: ~20%

8 Mylan's Disregard for Corporate Governance and Shareholder Interests

*Mylan ISS Quickscores for the Last Three Years **

Perrigo

Mylan received an ISS QuickScore indicating the highest level of governance risk and its pay-for-performance program has been consistently deemed "deficient" by Glass Lewis.

Historical Years	Mylan
2013	9
2014	10
2015	10


ISS Governance QuickScore
1
2
3
4
5
6
7
8
9
10
LOW CONCERN LEVEL
HIGH CONCERN LEVEL

*Source: ISS

24

25 Implications of Dutch Incorporation xmarkbld 95% squeeze-out threshold in tender offers xmarkbld Ability to utilize stichting to block takeovers xmarkbld Fiduciary duties are owed to various stakeholders ‒ Not specifically to shareholders xmarkbld Board can delay a shareholder-called special meeting for up to 180 days Mylan Charter Further Reduces Shareholder Rights xmarkbld Shareholders cannot nominate or elect directors xmarkbld Removal of directors requires a board recommendation or supermajority shareholder approval xmarkbld Even if shareholders vote to remove the full board, the Chairman can re-appoint himself and the rest of the Board at his sole discretion 9 xmarkbld Previously undisclosed or poorly disclosed governance now reveals Mylan’s views on shareholder rights xmarkbld Mylan has a track record of denying shareholders their rights to consider alternatives and express their views − Threatened to delay a special meeting for 180 days, before even having seen a request − Mylan management quoted as saying it wants to put its shareholders “in a tough place”* − “The anger among some investors was a symptom of the fact that the US had become ‘way too shareholder centric’”** “Mylan to Investors: We’ll Do What We Want” * *Source: The Wall Street Journal, Dealpolitik, “Mylan to Investors: We’ll Do What We Want”, May 8, 2015, citing Sanford C. Bernstein & Co. report **Source: The Financial Times, David Crow, “Mylan Claims US ‘Too Shareholder Centric’,” August 6, 2015

26 The Conclusions Are Clear Standalone Path Offers Most Value for Perrigo Shareholders Perrigo’s Track Record of Value Creation Mylan’s Value Destructive Offer xmark Dilutes Perrigo’s growth and valuation and exposes shareholders to Mylan’s weaker business profile xmark Destroys shareholder value through significant long-term EPS dilution xmark Management and Board with very poor track record xmark Exposes Perrigo shareholders to “We’ll Do What We Want” attitude of Mylan Management*** checkbld Clear strategy for delivering 5%-10% organic growth checkbld Multiple avenues for additional upside checkbld Proven history of delivering growth; 15% sales CAGR and 28% adjusted operating income CAGR from 2008 – 2015* checkbld Exceeding 970% total shareholder return since 2007** checkbld Board of Directors committed to protecting shareholder interests *Data is given on a FY June basis. All information based on continuing operations. See Appendix for reconciliation of adjusted operating income to GAAP **TSR since 2007 indicates FY2007 period beginning June 30, 2006 to April 7, 2015 (pre-Mylan offer announcement) ***Source: The Wall Street Journal, Dealpolitik, “Mylan to Investors: We’ll Do What We Want”, May 8, 2015, citing Sanford C. Bernstein & Co. report

27 APPENDIX

Reconciliation of Non-GAAP Measures

(In Millions, Unaudited)

Perrigo

Consolidated [1][2]	FY 2008	FY 2009	FY 2010	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015
Reported net sales	$ 1,727.5	$2,005.6	$2,268.2	$2,755.0	$3,173.2	$3,539.8	$4,060.8	$4,603.9
Reported operating income	$ 192.8	$ 249.5	$ 335.9	$ 490.2	$ 569.2	$ 679.1	$ 567.0	$ 747.7
Acquisition-related amortization [3]	24.2	23.6	25.1	46.8	74.8	94.0	281.0	464.1
Acquisition costs	-	-	8.2	3.2	9.4	9.5	109.3	34.2
Restructuring charges	2.3	14.6	9.5	1.0	8.8	2.9	47.0	6.5
Loss contingency accrual	-	-	-	-	-	-	15.0	2.0
Write-offs of in-process R&D	2.8	0.3	19.0	-	2.0	9.0	6.0	-
Litigation settlements	-	-	-	-	-	-	5.3	-
Contingent consideration adjustment	-	-	-	-	-	-	1.1	0.9
Escrow settlement	-	-	-	-	-	-	(2.5)	-
Inventory step-ups	5.8	2.9	10.9	-	27.2	10.8	-	15.6
Impairment of intangible asset	10.3	-	-	-	-	-	-	0.4
Impairment of fixed assets	-	1.6	-	-	-	-	-	-
Loss on asset exchange	-	0.6	-	-	-	-	-	-
Proceeds from sale of pipeline development projects	-	-	-	-	(4.8)	-	-	-
Legal and consulting fees related the Mylan N.V. defense	-	-	-	-	-	-	-	13.4
Initial payments made in connection with R&D arrangements	-	-	-	-	-	-	-	28.0
Year end change	-	-	-	-	-	-	-	0.7
Adjusted operating income	$ 238.2	$ 293.1	$ 408.6	$ 541.2	$ 686.6	$ 805.3	$1,029.2	$1,313.5
Adjusted operating income %	13.8%	14.6%	18.0%	19.6%	21.6%	22.8%	25.3%	28.5%

(1) FY 2008 - FY 2010 retrospectively adjusted for the voluntary change in accounting principle to eliminate the one-month reporting lag for the Company's foreign subsidiaries in FY 2011.

(2) FY 2008 - FY 2012 based on continuing operations.

(3) Amortization of acquired intangible assets related to business combinations and asset acquisitions

FY 08 - FY 15 reported net sales CAGR:					
FY 15 Sales:	$ 4,603.9 ^	(1/7)	-	1	= 15%
FY 08 Sales:	$ 1,727.5				

FY 08 - FY 15 Adjusted operating income CAGR:					
FY 15 adjusted operating income:	$ 1,313.5 ^	(1/7)	-	1	= 28%
FY 08 adjusted operating income:	$ 238.2				

FY 08 - FY 15 Adjusted operating margin growth:	FY 08	FY 15	Change	
Adjusted operating margin	13.8%	28.5%	1,470	bps

28